Exhibit 13.1

High Times Debt Holders Convert Debt and Agree to Exercise Warrants

LOS ANGELES – December 4, 2018 – Hightimes Holding Corp., the owner of High Times™, the most well-known brand in Cannabis, today announced the exercise of warrants and the conversion of outstanding notes into its Class A common stock, resulting in a reduction of approximately $28.6 million of its outstanding debt obligations.

The former stockholders of Trans High Corp., the company Hightimes acquired in February 2017, have agreed to immediately convert approximately $25.6 million of convertible 12% Hightimes notes into shares of common stock at $11.00 per share (the same per share price at which the company’s stock is being offered to the public).

In addition, Hightimes Holding’s senior secured lender has agreed that upon completion of the pending Hightimes initial public offering at the listing or quotation of its common stock on an approved securities exchange, such lender will exercise its warrants and use the exercise price to reduce approximately $3.0 million of Hightimes Holding’s senior secured debt.

Adam Levin, Chairman and Chief Executive Officer of Hightimes Holding, stated, "This transaction enables us to simplify our balance sheet and further our business development efforts. We are pleased to have the support of some of our largest shareholders as we take this next step in the maturation of our company. The confidence and support of our shareholders will help us to execute on our vision of becoming a dominant player in the cannabis industry."

Eleanora Kennedy, one of Hightimes Holding’s largest investors, said, “We believe in the power of the brand, and are supportive of its growth under Adam’s leadership. We are especially excited to see the huge signals of confidence coming from the creators, and financiers, that helped develop this brand into what it is today. Our expansion seeks to bridge many of the gaps left open by the legalization movement, and the continued prohibition in some states, and this sign of approval doubles down on our belief that we’re heading in the right direction.”

To date, Hightimes Holding has raised more than $13,200,000 from its Regulation A+ public offering, from over 15,000 stockholders across the globe. The offering will remain open until January 31, 2019, but the organization may elect to list prior to that.

Hightimes Holding’s Regulation A + offering and debt conversion comes during a time of massive growth for the brand. Having recently acquired DOPE Magazine, CULTURE and Green Rush Daily, Hightimes Holding now provides expansive advertising opportunities for the cannabis industry, offering both national and regional solutions to brands of all sizes. The solutions span across digital, print and live activations.

About High Times

For more than 44 years, High Times™ has been the world’s most well-known cannabis brand - championing the lifestyle and educating the masses on the benefits of this natural flower. From humble beginnings as a counterculture lifestyle publication, High Times™ has evolved into hosting industry-leading events like the Cannabis Cup and the High Times Business Summits, while providing digital TV and social networks, globally distributed merchandise, international licensing deals, and millions of fans and supporters across the globe, including major media publishers like iHeart Ventures, which has invested significantly into the enterprise. In the world of Cannabis, High Times™ is the arbiter of quality.

Forward Looking Statements

This press release may contain information about Hightimes Holding’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, competition in the industry, etc. Hightimes Holding encourages you to review other factors that may affect its future results in Hightimes Holding’s filings with the Securities and Exchange Commission, including its Form 1-A Offering Statement dated July 26, 2018 and all other subsequent filings, including its Current Reports on Form 1-U.

For more information, or to consume some of our content, visit us at HighTimes.com, @HIGH_TIMES_Mag on Twitter, @hightimesmagazine on Instagram, or on Facebook at: https://www.facebook.com/HIGHTIMESMag/

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